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                                  EXHIBIT 99.2

                   FUTURELINK CLOSES OVER-SUBSCRIBED FINANCING


CALGARY, ALBERTA, MAY 7, 1999 - FutureLink Distribution Corp. (NASD-OTC-BB:FLNK) is pleased to announce that it has closed on a further US$5.2 million of new financing under the offering led by Commonwealth Associates LP of New York. The private placement of units consisting of 8% senior subordinated convertible notes with warrants was structured as a US$2 million minimum offering and US$4 million maximum offering, with a US$4 million over-allotment provision if the offering was over-subscribed. The offering was fully over-subscribed and, with this closing, FutureLink has received total gross proceeds of US$8 million through this financing.

"This capital will allow us to strengthen our balance sheet, including the payout and/or restructuring of outstanding convertible debentures, continue to build our IT infrastructure and enable us to push forward with our expansion strategy," stated Raghu Kilambi, FutureLink's CFO.

For details regarding the terms of the notes and warrants, please see FutureLink's previous press release of April 30, 1999.


ABOUT COMMONWEALTH ASSOCIATES

Commonwealth Associates LP (http://www.comw.com), established in 1988, is a New York merchant and investment bank dedicated to creating long-term value for investors. Commonwealth focuses on investments in well-managed, emerging micro-cap or small-cap growth companies. With over 70 professionals devoted to all areas of investment banking and brokerage activities, Commonwealth offers a full range of value-added services.

Since 1995, Commonwealth has managed over $400 million of financings through over 60 transactions, most as sole or lead manager. Examples of recent portfolio companies include iMall, Inc. (Nasdaq: IMAL), PICK Communications, Inc. (Nasdaq:
PICK), Preferred Employers Holdings, Inc. (Nasdaq: PEGI) and ProxyMed, Inc. (Nasdaq: PILL).


ABOUT FUTURELINK DISTRIBUTION CORP

FutureLink is "The Computer Utility Company(TM)" and a founder of the Application Service Provider (ASP) industry. FutureLink provides small and mid-sized businesses (10-1,000 employees) with off-site, server-based computing, allowing them to escape the hardware/software upgrade cycle and focus on their core business. FutureLink's expertise in Application Hosting, IT Outsourcing, Business Practices Consulting, and Software Development enables them to offer an all-inclusive, trouble-free service at a predictable price. FutureLink offers computer and information service as transparently and reliably as today's utilities deliver electricity, water and telephone services. For more information, contact FutureLink toll-free at (877) 216-6001, E-mail sales@futurelink.net or visit the FutureLink Web site at http://www.futurelink.net.



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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the Company to complete transactions and enhance operating results, are necessary subject to risks and uncertainties, some of which are significant in scope and nature. These risks may further be discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.



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